EXHIBIT (g)



                 Custody Account Agreement, Green Mountain Bank



                    CORPORATION/ASSOCIATION/PARTNERSHIP/TRUST
                            CUSTODY ACCOUNT AGREEMENT


Made this 22 day of February , 1993 by and between Tax Free Fund of Vermont, Inc. (hereinafter termed the frowner"), and GREEN MOUNTAIN BANK, a Vermont banking corporation with its principal office in Rutland, Vermont (hereinafter termed the 'Custodian*).

The owner hereby requests the Custodian, and the Custodian hereby agrees, to open and maintain a Custody Account (hereinafter termed the "Account") on its books in the name of the Owner on the following terms and conditions:

1.   The Custodian shall:

     a. Hold in safekeeping all funds, stocks, bonds or other securities from time to time delivered to it for this Account.

     b. Receive income cash items and credit the Owner's cash account in the Trust Department or distribute them in accordance with Owner's instructions;

     c.   Receive   principal  items  and  hold  them  in  accordance  with  the provisions hereinafter set forth;

     d. Surrender for payment maturing obligations and those called for redemption, exchange securities in temporary form for like securities in definitive form, exchange stock certificates if the stated or par value of any shares are changed, &rA exchange securities of companies to conform with changes in their corporate titles or to conform with stock splits or other corporate changes-, and

     e. Furnish regular asset statements of the assets of the Account to the Owner.

2. The Custodian is hereby authorized by the owner:

     a. To register and hold stocks. bonds or other securities in the name of a nominee. but no such registration or holding shall relieve the Custodian of responsibility for the safe custody of said stocks . bonds or other securities. and at all times they shall be shown on the books of the Custodian as the property of the Owne, b. To vote proxies with respect to any stocks, bonds or other securities held in the Account; c. To open all mail directed to the owner which appears to relate to the Account; and

     d.   To  sign  in  the  owner's  name  any   declarations,   affidavits  or
          certificates of ownership which may be required from time to time in collecting income or principal funds for the account.



3. with respect to the owner's giving of instructions to Cho Custodian-

     a. unless countermanded in writing, the o6mer's instructions in Schedule "A" shall take precedence Over anY Provision Of this Agreement (including. without limitations the following provisions of this Section 3);

     b. For the distribution of income from the Account to or upon the order of the owner the Custodian shall be entitled to rely upon written or oral instructions; and a deposit of income to the Owner's checking account or the Owner's endorsement on a check shall constitute on adequate receipt for such income;

     c. For the sale or purchase of property held or to be. hold In the Account the Custodian shall be likewise entitled to rely upon written or oral instructions, and the, owner agrees that if requested any such oral instructions shall be promptly confirmed in writing,. and

     d.   For  the   distribution   of  principal  from  the  Account-  for  the
          termination of the game, or for any other purpose not specified above, instructions shall be given in writing.

4. The owner agrees to pay an annual fee for this Account based upon the custodian's published Scbedule of foes from time to time in effect. lyk addition. the custodian shall be entitled to reimbursement for reasonable expenses incurred by it in the performance of its duties hereunder. The Custodian shall be entitled to charge and pay said fee and expenses against and out of the property held hereunder.

5. This Agreement shall not be deemed to constitute Custodian as a trustee. and the Custodian shall not be liable for any act or fallur6 to act except In the case of gross negligence or willful misconduct.

6. Either party to this Agreement may terminate it at any time by sending a written notice to the other. Without terminating the Agreement, the Owner may withdraw soy portion of the property held hereunder. upon the termination of the Agreement or receipt of the Owner's notice to withdraw a portion of the Owner's property, the Custodian shall deliver to the Owner. or to anyone whom the Owner directs the property which is to be returned.

7. This Agreement is to be governed and construed in accordance with the law of the State of Vermont.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement in duplicate.


        OWNER                                                GREEN MOUNTAIN BANK
Tax Free Fund of Vermont

/s/ John T. Pearson                                               /s/ John Field

John T.  Pearson, President                       By: It's Duly Authorized Agent

EIN, 03-0329847
Address: 110 Merchants Row, Rutland,
VT 05701
Telephone-. 773-0674






                            CUSTODY ACCOUNT AGREEMENT
                                  SCHEDULE "A"


The owner's Instructions governing the operation of the Account are as follows:

A.   ANOTHER PERSON AUTHORIZED TO CONTROL SALE AND PURCMSE OF PROPERTY;

     The Custodian shall follow any written instruction and any verbal instruction confirmed in writing which it receives from John T. Pearson, President regarding the sale, purchase. or other dealing in the property in the Account.

B.   INCOME PAI'MENTS: Accumulate; wait for instructions
                          (Date and Interval)

By:  1.  Check.  or
     2._  Deposit  to A/C at (Bank  name)  In name of
     3.  Special Instructions;


C.   STATEMENT OF TRANSACTIONS: 3/end/93 and every I_month (Date and Interval)

D.   LIST OF SECURITIES: same (Date and Interval)

E. Banking regulations require Green Mountain Bank to provide a customer with a copy of the broker's confirmation of each purchase and sale of a security effected by the Custodian for the customer's account and to mail this copy to the customer within five (5) business days after receiving it. unless the customer agrees to a different arrangement. Having in mind that the Owner will continue to receive periodic statements reporting substantially all of the information contained in such confirmations. the Owner may waive the right to recoive the confirmations by marking the first box below, understanding that even if the owner elects not to receive these confirmations the Owner may at any time retract such waiver by written advice. whereupon the Custodian will furnish the owner with copies of future confirmations without charge.

     Copies of brokerage confirmations:
     X   Need not be mailed                      Should be mailed

F.   FRACTIONAL  SHARES  RECEIVED  SHALL BE:
     1.  Automatically  sold - p-rocceds
     credited to principal. or
     2. Rounded up to the next full share in the event principal cash is available . Otherwise Sell: Consult: or 3 Sold or completed in the Custodian's discretion. or 4 Handled as directed in each case

G.   SUBSCRIPTION RIGHTS FOR PURCHASE OF SECURITIES SHALL BE:

               Not applicable

H.   INCOME TAX INFORMATION

1. ____________is to be furnished annually based upon the Custodian's records.

2. ___X________not required

3. I. OTHER SPECIAL INSTRUCTIONS:


Date: February 22, 1993               Name                /s/John T. Pearson